Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our audit report dated March 28, 2008 which is included in the Annual Report on Form 10-K for the year ended December 31, 2007 of WordLogic Corporation in the Company’s Registration Statement on Form S-8 pertaining to the “2008 Equity Incentive Plan”.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 16, 2008